SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                 AMENDMENT NO. 1

                                  SCHEDULE 13G

                     Information to be included in AMENDMENT
                        filed pursuant to Rule 13d-2 (d)

                     ---------------------------------------

                                 Mediabay, Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    58446J108
                                 (CUSIP Number)

                                 April 12, 2004
             (Date of event which requires filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [x] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


                         (Continued on following pages)

                              (Page 1 of 11 Pages)


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                                                                     Page 2 of 9
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1. NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonanza Master Fund, Ltd.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION:
         Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
                      1,349,552 (1)
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          1,349,552 (1)
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,349,552 (1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.31%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON: OO
--------------------------------------------------------------------------------



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                                                                     Page 3 of 9
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonanza Capital, Ltd.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION:
         Texas
--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
                      1,349,552 (1)
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          1,349,552 (1)
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,349,552 (1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.31%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON: PN
--------------------------------------------------------------------------------

                                                                     Page 4 of 9
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bernay Box & Co., Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION:
         Texas
--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
                      1,349,552 (1)
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          1,349,552 (1)
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,349,552 (1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.31%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON: CO
--------------------------------------------------------------------------------

                                                                     Page 5 of 9
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bernay Box
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION:
         Texas
--------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
                      1,349,552 (1)
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          1,349,552 (1)
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,349,552 (1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.31%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON: IN
--------------------------------------------------------------------------------

      (1) Please see Item 4 for a description of the shares of Common Stock comprising the total of 1,349,552.

Item 1(a).        Name of Issuer.

                  Mediabay, Inc. ("MBAY")

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  2 Ridgedale Avenue, Suite 300
                  Cedar Knolls, NJ 07927

Item 2(a).        Names of Person Filing.

                        (i)   Bonanza Master Fund, Ltd. ("Master Fund")

                        (ii)  Bonanza Capital, Ltd. ("Fund Manager")

                        (iii) Bernay Box & Co., Inc. ("General Partner")


                        (iv)  Bernay Box ("Box")

Item 2(b).        Address of Principal Business Office, or if none, Residence.

                  As to Master Fund:
                  Walker House, PO Box 908GT
                  Grand Cayman, Cayman Islands, BWI

                  As to Fund Manager, General Partner and Box:
                  300 Crescent Court
                  Suite 1740
                  Dallas, TX 75201

Item 2(c).        Citizenship.

                  As to Master Fund:         Cayman Islands, British West Indies
                  As to Fund Manager, General Partner and Box:             Texas

Item 2(d).        Title of Class of Securities.

                  Common Stock, no par value.

Item 2(e).        CUSIP Number.

                  58446J108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership.

Bonanza Master Fund, Ltd. is a Cayman Corporation and acts as the investment vehicle. Bonanza Capital, Ltd. is a Texas Limited Partnership and the General Partner of Bonanza Master Fund, Ltd. Bernay Box & Co., Inc. is an S Corporation and the General Partner of Bonanza Capital, Ltd. Bernay Box owns 100% and is the President of Bernay Box & Co., Inc.

Master Fund, Fund Manager, General Partner and Box hold a warrant to purchase up to 588,235 shares of Common Stock, in the aggregate; however, such warrants may not be exercised until such time as beneficial ownership of Master Fund, Fund Manager, General Partner and Box is 5% or less.

As to Master Fund:

      (a) Amount beneficially owned by Master Fund are 1,349,552 shares of Common Stock of the Issuer.

      (b) Percent of Class: Master Fund beneficially holds 7.31% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of April 12, 2004, as stated in the Issuer's Form 10-K filed on April 14, 2004).

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                                                                     Page 7 of 9

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 1,349,552 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 1,349,552 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

As to Fund Manager:

      (a) Amount beneficially owned by Fund Manager are 1,349,552 shares of Common Stock of the Issuer.

      (b) Percent of Class: Fund Manager beneficially holds 7.31% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of April 12, 2004, as stated in the Issuer's Form 10-K filed on April 14, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 1,349,552 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.

            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 1,349,552 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

As to General Partner:

      (a) Amount beneficially owned by General Partner are 1,349,552 shares of Common Stock of the Issuer.

      (b) Percent of Class: General Partner beneficially holds 7.31% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of April 12, 2004, as stated in the Issuer's Form 10-K filed on April 14, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 1,349,552 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.


            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 1,349,552 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.

As to Box:

      (a) Amount beneficially owned by Box are 1,349,552 shares of Common Stock of the Issuer.

      (b) Percent of Class: Box beneficially holds 7.31% of the Issuer's issued and outstanding Common Stock (based on 18,463,642 shares of Common Stock of the Issuer issued and outstanding as of April 12, 2004, as stated in the Issuer's Form 10-K filed on April 14, 2004).

      (c)   Number of shares as to which such person has:

            (i) Sole power to direct the vote: 1,349,552 shares of common stock of the Issuer.

            (ii)  Shared power to vote or to direct the vote: None.


            (iii) Sole power to dispose or direct the disposition of the Common
                  Stock: 1,349,552 shares of Common Stock of the Issuer.

            (iv)  Shared power to dispose or direct the disposition of: None.


Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Date: April 21, 2004

                        BONANZA MASTER FUND, LTD., an exempted company incorporated in the Cayman Islands with limited liability

                        By: /s/ Don Seymour
                            ------------------
                            Name: Don Seymour
                            Title: Director

                        By: /s/ Aldo Ghisletta
                            ------------------
                            Name: Aldo Ghisletta
                            Title: Director

                        BONANZA CAPITAL, LTD., a Texas limited partnership

                        By: Bernay Box & Co., Inc., as General Partner

                        By: /s/ Bernay Box
                            ------------------
                            Name: Bernay Box
                            Title: President

                        BERNAY BOX & CO., INC., a Texas corporation

                        By: /s/ Bernay Box
                            ------------------
                            Name: Bernay Box
                            Title: President

                        BERNAY BOX

                        By:  /s/ Bernay Box
                            ------------------
                            Name: Bernay Box